STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of this 2nd day of December, 1994 (the "Agreement"), by and between American General
Corporation, a Texas corporation ("Buyer"), and Conseco
Investment Holding Company, a Delaware corporation ("Seller").

          This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer and Buyer will purchase from Seller 24,947,500 shares of common stock, par value $.001 per share (the "Common Stock"), of Western National Corporation, a Delaware corporation (the "Company") (such 24,947,500 shares being referred to herein as the "Shares").

          The definitions of certain initially capitalized terms used herein are set forth in Annex A hereto.

          In consideration of the mutual agreements contained herein, the parties agree as follows:

     1. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing described in Section 2 hereof, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase from Seller, all of the Shares. In con-sideration of the aforesaid sale, Buyer will pay to Seller an aggregate purchase price of $274,422,500 ($11.00 per Share) in immediately available funds (the "Purchase Price").

     2. The Closing shall be held at the office of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m. on the first business day following the date on which all of the conditions set forth in Sections 8 and 9 to each party's obligations hereunder have been satisfied or waived; or at such other place or time or both as the parties mutually may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

     3. At the Closing, (a) Seller will deliver to Buyer (i) certificates representing the Shares duly endorsed for transfer in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all necessary stock transfer and other documentary stamps affixed and (ii) any other documents necessary to transfer to the Buyer good and valid title to the Shares free and clear of all Liens and (b) Buyer will deliver to Seller the Purchase Price through a wire transfer to a bank account in a New York bank designated by Seller at least three business days prior to the Closing.
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     4.   Seller hereby represents and warrants to Buyer that:

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own its assets and to carry on its business as now being conducted and as pres-ently proposed to be conducted.

          (b) Seller has the corporate power and authority to execute, deliver and perform this Agreement. Such execu-tion, delivery and performance have been duly authorized by all necessary action on the part of Seller and will not contravene the organizational documents of Seller or con-flict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Seller is a party or by which Seller or its assets are bound. The approval of the shareholders of the Seller is not required in connection with the execu-tion, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement will not result in any violation by such Seller of any law, rule or regulation applicable to Seller. Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any Governmental Entity which may restrict or interfere with the performance of this Agreement. This Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

          (c) No consent or waiver of any Governmental Entity is required for the execution, delivery and performance of this Agreement other than (i) the filing of this Agreement with and the approval of such by the Insurance Commissioner of the State of Texas, and (ii) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). There are no consents or waiver of any party to any Contract to which Seller is a party or by which it is bound required for the execution, delivery and performance by Seller of this Agreement which has not been obtained.

          (d) Seller is the record and beneficial owner of, and has, and will convey to Buyer at the Closing, good and valid title to the Shares free and clear of all Liens. Other than as contemplated by this Agreement, Seller is not a party to,


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     or bound by, any agreement, instrument, proxy or understand-
     ing restricting the transfer of the Shares.

          (e) There is no action, suit, investigation or proceeding pending or, to the knowledge of Seller, threat-ened against Seller or any of its properties or rights by or before any Governmental Entity which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

          (f) No representation or warranty made to Buyer by Seller hereunder, and no statement contained in the Filings based upon written information furnished to the Company by Seller, or contained in any certificate, document or instrument delivered by Seller pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     5.   Buyer hereby represents and warrants to Seller that:

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas and has all requisite power and authority to own its assets and to carry on its business as now being conducted and as pres-ently proposed to be conducted.

          (b) Buyer has the corporate power and authority to execute, deliver and perform this Agreement. Such execu-tion, delivery and performance have been duly authorized by all necessary action on the part of Buyer and will not contravene the organizational documents of Buyer or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound. The execution, delivery and performance by Buyer of this Agreement will not result in any violation by Buyer of any law, rule or regulation applicable to Buyer. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any Governmental Entity which may restrict or interfere with the performance of this Agree-ment. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.


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          (c)  No consent or waiver of any Governmental Entity is
     required for the execution, delivery and performance of this Agreement other than (i) the filing of this Agreement with and the approval of such by the Insurance Commissioner of the State of Texas and (ii) pursuant to the HSR Act. No consent or waiver of any party to any Contract to which Buyer is a party or by which it is bound is required for the execution, delivery and performance by Buyer of this Agree-ment.

          (d) There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties or rights by or before any Governmental Entity which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

          (e) No representation or warranty made to Seller by Buyer hereunder or in any certificate, documents or instru-ment delivered by Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

          (f) Buyer will acquire the Shares for its own account and not with a view to or for sale in connection with any distribution thereof, and Buyer will not sell or otherwise dispose of the Shares, except in each case in compliance with the Securities Act of 1933 and the rules and regulations thereunder.

     6. Seller covenants and agrees with Buyer that, between the date hereof and the Closing Date:

          (a) Seller will perform all acts to be performed by it pursuant to this Agreement and will refrain from taking or omitting to take any action that would cause its represen-tations and warranties to be inaccurate as of the date hereof or the Closing Date or that in any way would delay or prevent the consummation of the transactions contemplated hereby. Seller will use its best efforts to satisfy or cause to be satisfied all the conditions to the obligations of Seller and Buyer set forth in Sections 8 and 9 hereof.

          (b) Seller will, as promptly as practicable, make any required governmental filings and comply with any applicable

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     governmental waiting periods, notification or other proce-
     dures required to be taken by it in connection with the transactions contemplated by this Agreement. In addition, Seller will use commercially reasonable efforts to make all filings, furnish all information and obtain such consents as may be required by any third party or Governmental Entity properly asserting jurisdiction.

     7. Buyer covenants and agrees with Seller that between the date hereof and the Closing Date:

          (a) Buyer will perform all acts to be performed by it pursuant to this Agreement and will refrain from taking or omitting to take any action that would cause its represen-tations and warranties to be inaccurate as of the date hereof or the Closing Date or that in any way would delay or prevent the consummation of the transactions contemplated hereby. Buyer will use its best efforts to satisfy or cause to be satisfied all the conditions to the obligations of Seller and Buyer set forth in Sections 8 and 9 hereof.

          (b) Buyer will, as promptly as practicable, make any required governmental filings, including a filing pursuant to the HSR Act and as required by the Insurance Commissioner of the State of Texas, and comply with any applicable gov-ernmental waiting periods or notification or other proce-dures required to be complied with by it in connection with the transactions contemplated by this Agreement. In addition, Buyer will make all filings, furnish all information and obtain such consents as may be required by any third party or Governmental Entity properly asserting jurisdiction.

     8. The obligation of Seller to sell the Shares is subject to the satisfaction or waiver by Seller of the following condi-tions, on or before the Closing Date:

          (a) All representations and warranties of Buyer made in or pursuant to this Agreement will be true and correct in all material respects as of the date made and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

          (b) Buyer will have performed, observed and complied in all material respects with all the obligations and condi-tions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing Date.

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









          (c) There will be no suit, action or other proceeding pending or threatened before any Governmental Entity which Seller believes, in good faith and based upon an opinion of counsel, could result in the restraint, prohibition, set aside or invalidation of the consummation of this Agreement or the transactions contemplated hereby or substantial damages in connection therewith.

          (d) All required governmental filings will have been made, all applicable waiting periods, including those under the HSR Act will have run, and all requisite approvals of Governmental Entities for the consummation of the transac-tions contemplated hereby will have been granted.

     9. The obligation of Buyer to purchase the Shares is subject to the satisfaction or waiver by Buyer of the following conditions on or before the Closing Date:

          (a) All representations and warranties of Seller made in or pursuant to this Agreement will be true and correct in all material respects as of the date made and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

          (b) Seller will have performed, observed and complied in all material respects with all the obligations, agree-ments and conditions required by this Agreement to be per-formed or complied with by it at or prior to the Closing Date.

          (c) There will be no suit, action or other proceeding pending or threatened before any Governmental Entity which Buyer believes could result in the restraint, prohibition, set aside or invalidation of the consummation of this Agree-ment or the transactions contemplated hereby or substantial damages in connection therewith.

          (d) All required governmental filings will have been made, all applicable waiting periods, including those under the HSR Act will have run, and all requisite approval of Governmental Entities, including the final, unappealable ap-proval of the Insurance Commissioner of the State of Texas, for the consummation of the transactions contemplated hereby will have been granted.

          (e) Messrs. Rodney D. Moore and Hobart C. Buppert II shall have resigned as directors of the Company.

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     10.  In the event of any change in the number of shares of
Common Stock outstanding by recapitalization, declaration of a stock split or combination or payment of a stock dividend or the like, the number of Shares to be transferred to the Buyer and the per Share payments to be made to Seller shall be adjusted appropriately. The Shares shall include all dividends or distributions in respect of the Shares.

     11. Seller and Buyer agree that each of them will consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby.

     12. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

     13. Seller and Buyer, in connection with the transactions contemplated herein, severally agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

     14. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

     15. All representations, warranties and agreements made by Seller and by Buyer in this Agreement shall survive the Closing hereunder and any investigation at any time made by or on behalf of either party hereto.

     16. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior consent of the other party except that the rights and obligations of Buyer may be assigned by Buyer to any of its wholly owned subsidiaries but no such transfer shall relieve Buyer of its obligations hereunder if such transferee does not perform such obligations.




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     17.  All notices, claims, requests, demands, and other
communications hereunder will be in writing and will be deemed to have been duly given upon receipt as follows:


          (a)  If to Buyer, to:
               Robert M. Devlin
               Vice Chairman
               American General Corporation
               2929 Allen Parkway
               Houston, Texas  77019
               Telephone:  (713) 522-1111
               Fax:  (713) 831-1300

               with copies to:
               Jon P. Newton
               Senior Vice President and General Counsel
               American General Corporation
               2929 Allen Parkway
               Houston, Texas  77019
               Telephone:  (713) 522-1111
               Fax:  (713) 831-1266

               and
               Morris J. Kramer
               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York  10022
               Telephone:  (212) 735-3000
               Fax:  (212) 735-2000

          (b)  If to Seller, to
               Conseco Investment Holding Company
               1209 Orange Street
               Wilmington, DE  19801
               Attn:  Mark A. Ferrucci

               with a copy to:
               Lawrence W. Inlow
               Conseco, Inc.
               11825 N. Pennsylvania Street
               Carmel, IN  46032

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.


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     18.  This Agreement may be executed in two or more
counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of law.

     20. This Agreement may be terminated at any time prior to the Closing Date (i) by mutual consent of Buyer and Seller; or
(ii) by Buyer or Seller if, without fault of, and other than by reason of a matter within the control of, the terminating party, the Closing shall not have occurred on or prior to January 31, 1995. In the event of any termination permitted by the preceding sentence, neither party hereto will have liability pursuant to this Agreement, except for liabilities arising under Sections 13 and 14 and except for liabilities resulting from willful breach.

     21. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     22. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.















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          IN WITNESS WHEREOF, this Agreement has been duly
executed and delivered by duly authorized officers of Buyer and Seller as of the day and year first written above.
                       AMERICAN GENERAL CORPORATION



                       By:/s/ Harold S. Hook
                          Name:  Harold S. Hook
                          Title: Chairman and CEO



                       CONSECO INVESTMENT HOLDING COMPANY



                       By:/s/ William T. Devanney, Jr.
                          Name:  William T. Devanney, Jr.
                          Title: Vice President




























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                             GUARANTY
          CONSECO, INC., an Indiana corporation and the holder of all of the outstanding capital stock of Conseco Investment
Holding Company ("CIHC"), hereby unconditionally guarantees the performance of all of CIHC's obligations pursuant to the foregoing agreement.


                       CONSECO, INC.



                       By:/s/ Stephen C. Hilbert
                          Name:  Stephen C. Hilbert
                          Title: Chairman of the Board







December 2, 1994























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                             ANNEX A

                           Definitions

                          "Contracts" means all agreements or
understandings, whether written or oral, including, without limi-tation, all mortgages, indentures, notes, guarantees, leases, purchase agreements and sale agreements.

                          "Filings" means all registration
statements under the Securities Act of 1933 and all reports, proxy statements and other information under the Securities Exchange Act of 1934, as amended, filed by the Company with the Securities Exchange Commission.

                          "Governmental Entity" means any agency,
administrative division or department (or administrative subdivision), arbitrator, commission, regulatory authority, taxing or administrative authority, court or other judicial body, legislature, audit group or procuring office of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, including the employees or agents of any thereof.

                          "Liens" means all mortgages, pledges,
security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances of any nature whatso-ever.


















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